Exhibit 10.28

RESEARCH AND LICENSE AGREEMENT

Made in Jerusalem this 6 day of April 2011 (the "Effective Date"), by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”) of the one part; and

IMMUNE PHARMACEUTICALS LTD., of 8 Shaul Hamelech Blvd., Amot Mishpat Building, Suite 294, Tel Aviv, 64732; (the “Company"), of the second part;

(Yissum and the Company, collectively, may be referred to as the "Parties").

WHEREAS:	the rights and title to all inventions and research results of scientists of the University (as defined below) vest solely with Yissum; and

WHEREAS:

the Company has represented to Yissum that the Company's management is experienced in the development of products similar to those to be based on the inventions and research that are the subject of this Agreement; and that, either by itself or through third parties, it has the financial capacity and the strategic commitment to facilitate the development, production, marketing and distribution of products; and

WHEREAS:	the Company wishes to obtain a license from Yissum for the development and commercialization of certain inventions and research results of Yissum; and

WHEREAS:	Yissum agrees to grant the Company such a license, all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1.	The preamble and appendices annexed to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2.

In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, and the use of the word "or" shall mean "and/or".

1.3.	The headings of the sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4.	In this Agreement, the following capitalized terms shall have the meanings appearing alongside them, unless provided otherwise:

1.4.1.

“Affiliate” shall mean any person, organization or other legal entity which controls, or is controlled by, or is under common control with, the Company. Control shall mean the holding of fifty percent (50%) or more of (i) the issued share capital or (ii) the voting rights or (iii) the right to elect or appoint directors.

1.4.2.

“Development Plan” shall mean the written plan and timetable, and any amendments thereof, produced by the Company, which sets forth how the Company intends to develop, manufacture, market and sell Products arising from the Licensed Technology, as more fully described in Section 5 of this Agreement.

1.4.3.

“Development Results” shall mean the results of activities carried out by the Company or by third parties at the direction of the Company (other than Research conducted by the Researcher) pursuant to the Development Plan, including any invention, patent or patent application, product, material, method, process, technique, know-how, data, information or other result which do not form part of the Licensed Technology, discovered in the course of or arising from the performance of the Company’s development work pursuant to section 5, below, including any regulatory filing filed, or approval obtained, by the Company, an Affiliate or Sublicensee in respect of the Products, as well as any information, material, results, devices and know-how arising therefrom.

1.4.4.

"Field" shall mean the use of the antibody nanoparticle conjugates for the targeted delivery of active agents conjugated to antibodies, administered via intravenous, subcutaneous or intramuscular routes. For the avoidance of doubt, the Field does not include oral, topical (dermal and transdermal) or pulmonary delivery.

1.4.5.

“First Commercial Sale” shall mean the first sale of a Product by the Company, an Affiliate or a Sublicensee after receipt of all governmental and other regulatory approvals required to market and sell the Product have been obtained in the country in which such Product is sold. Sales for purposes of testing the Product and samples in reasonable quantities purposes shall not be deemed a First Commercial Sale.

1.4.6.

“Know-How” shall mean any information, ancillary materials, results, devices and/or know-how developed by the Researcher directly related to nanoparticles conjugated to antibodies for intravenous, subcutaneous or intramuscular targeted delivery of active agents, but not appearing in the Licensed Patents, prior the execution of this Agreement, belonging to Yissum and listed and/or described generally in Appendix A, as may be updated by the Parties in writing from time to time, as applicable.

1.4.7.

“Licensed Patents” shall mean the PCT patent application WO 2007/034479, and national phase applications based on it entitled: Nanoparticles for Targeted Delivery of Active Agents (Yissum’s Ref no.: 2990) and all patent applications or registered patents, any patent application that claims priority therefrom; all divisions, continuations, continuations-in-part, re-examinations, reissues, substitutions, or extensions, including European Supplementary Protection Certificates (“SPCs”), and any and all patents issuing from, and inventions, methods, processes, and other patentable subject matter disclosed or claimed in, any and all of the foregoing, all to be listed on Appendix A, as may be updated by the Parties in writing from time to time, as applicable.

1.4.8.	“Licensed Technology” shall mean the Know-How, the Licensed Patents and the Research Results.

1.4.9.	"Minimum Projects" shall mean a total of at least one (1) or two (2) projects a year during the Research Period, to be determined by the Company and the Researcher in the Research Program.

1.4.10.	"Net Sales" shall mean

(a)	the gross sales price invoiced for sales, leases or other transfers of Products by the Company, an Affiliate or Sublicensee to a third party who will be an end user of the Products; or

(b)	the fair market value of non-monetary consideration received in connection with such sales, leases or transfers;

after deduction of: (i) all commercially reasonable trade, quantity, or cash discounts and credits by reason of rejection, return, price adjustment, rebates, recalls and unaffiliated third party agents' commissions; (ii) commercially reasonable quantities of samples used for promotional purposes, clinical trials purposes and/or compassion clinical experiments; and (iii) sales taxes, (including VAT, customs, duties or other governmental charges levied on the production, sale, transportation, import or export, delivery or use of a Product, but specifically excluding income tax); provided that such deductions shall be directly related to the sale of Products that were awarded within the regular running of the business of the Company, Affiliate or Sublicensee. For the sake of clarity, any payment or rebate received by the Company, Affiliate or Sublicensee from any governmental agency directly in relation to sales shall be considered as Net Sales.

In the event of sales made through a distributor or marketing agent, the sales made by such distributors or marketing agent shall be deemed gross sales of the Company for the purposes of this Agreement and amounts paid by the Company to such distributor or marketing agent as commissions or marketing fees for such sales shall be deducted from such gross sales, provided that such deductions shall not exceed fifteen percent (15%) of the gross sales price of the Products.

In the event of sales or deductions not made at "arms length", then for the purpose of calculation of Royalties (as defined below) to Yissum, Net Sales shall be calculated in accordance with arms length prices for sale of Products to end users and arm’s length deductions, to be determined by the current market conditions, or in the absence of such conditions, according to the assessment of a independent appraiser to be selected by the Parties.

1.4.11.

“Product” shall mean any product, product component, production supplement, process or service (a) that comprises, contains, incorporates or developed using the Licensed Technology or the Development Results or any part thereof , or that uses the Licensed Technology or the Development Results as a basis for subsequent modifications that are standard in drug development including, without limitation, the construction of pro-drugs, and modified compounds based on the Licensed Technology that work essentially in a physiologically analogous manner to the Licensed Technology; or (b) that, but for the License granted in this Agreement, would infringe any Valid Claim of a Licensed Patent.

1.4.12.	“Research” shall mean the research to be conducted by or under the supervision of the Researcher pursuant to the Research Program.

1.4.13.	“Research Period” shall mean the period of three (3) years commencing on the Effective Date, or as otherwise agreed in writing between the Parties.

1.4.14.	“Research Program” shall mean the program to be arrived by the Researcher and Company, under which the Research shall carried out and conducted by the Researcher, as per Appendix B.

1.4.15.

“Researcher” shall mean Prof. Simon Benita, or, in the event that Prof. Simon Benita is no longer an employee or consultant of the University, such other person as determined and appointed from time to time by Yissum, whose appointment shall be subject to the Company's prior written approval, to supervise and to perform the Research, if applicable.

1.4.16.

“Research Results” shall mean the results of the Research, including any patent applications and patents (which shall be added to the list of Licensed Patents set forth on Appendix A), information, material, results, devices or know-how arising therefrom.

1.4.17.

“Sublicense” shall mean any grant by the Company or its Affiliates of any of the rights granted under this Agreement or any part thereof; including the right to develop, manufacture, market, sell or distribute the Licensed Technology or any Product.

1.4.18.

“Sublicense Considerations” shall mean any non-sales related proceeds or consideration or benefit of any kind whatsoever, other than royalties on Net Sales, that the Company or an Affiliate may receive from a Sublicensee as a direct result of the grant of a Sublicense or an option to obtain such Sublicense, and other than any direct equity financing at market value or reimbursement of R&D costs actually expended by the Company, received by the Company from a Sublicensee.

1.4.19.

“Sublicensee” shall mean any third party to whom the Company or an Affiliate shall grant a Sublicense or option to obtain such Sublicense. For the sake of clarity, Sublicensee shall include any other third party to whom such rights shall be transferred, assigned, or who may assume control thereof by operation of law or otherwise.

1.4.20.	“Territory” shall mean Worldwide.

1.4.21.	“University” shall mean the Hebrew University of Jerusalem and each of its branches.

1.4.22.

"Valid Claim" shall mean a claim (a) of any issued, unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reexamination, reissue, disclaimer or otherwise, or (b) of any patent application that has not been cancelled, rejected, withdrawn or abandoned.

2.	Research

2.1.	The Company hereby undertakes to finance performance of the Research in accordance with the Research Program or any amendment thereof.

2.2.

The Research shall be conducted by and under the supervision of the Researcher. Should the Researcher be unable to complete the Minimum Projects in a certain year during the Research Period, for any reason, Yissum shall notify the Company of the identity of a suitable replacement researcher. If the Company does not object to the replacement researcher on reasonable grounds within twenty (20) days of this notification, the substitute researcher shall be deemed acceptable to the Company. Alternatively, the Company shall have the right to terminate Research, provided that (i) no monies paid to Yissum for the Research pursuant to the schedule set forth in section 2.3, below, will be refundable; and (ii) the Company shall be responsible for the payment of any accrued fees and expenses due to Yissum based on work duly performed up to the date of termination and those irrevocable commitments entered into by Yissum prior to having received the Company's written notice of termination, and (iii) the Company shall not bear any liability for such termination.

2.3.

As compensation to Yissum for the performance of Research on Minimum Projects, subject to any earlier termination of the Research pursuant to section 2.2, above, the Company shall pay Yissum as follows:

2.3.1.

For the first year of the Research Period, the Company shall pay Yissum an annual sum of at least three hundred thousand US Dollars ($300,000) (inclusive of overhead), plus VAT and any other applicable taxes.

2.3.2.

For each of the second and third years of the Research Period, the Company shall pay Yissum an annual sum of at least six hundred thousand US Dollars ($600,000) (inclusive of overhead), plus VAT and any other applicable taxes.

Notwithstanding, the aggregate amount of the research fees mentioned above shall not exceed in total the amount of one million and eight hundred thousand US Dollars ($1,800,000).

(Collectively, the "Research Fees").

2.4.

The Research Fees shall be paid during the Research Period in quarterly advance equal installments, following the Effective Date (May 1st, August 1st, November 1st, February 1st); provided however that the pro rata portion of the Research Fees for the first three months, starting May 1st, 2011 and following the execution of this Agreement in the aggregate amount of $75,000 shall be paid in monthly installments of $25,000 each. For the avoidance of doubt, the Company hereby agrees that no activities under the Research Program will begin until the receipt by Yissum of the first payment of such Research Fees and Yissum hereby agrees that no payment of Research Fees shall be made by the Company prior to the execution of this Agreement.

2.5.

The Research Program and the scope of the Research Fees shall be reviewed by the Parties on an annual basis at each anniversary of the Effective Date, during the Research Period. Any change in the Research Program and in the scope of the Research Fees shall be subject to a written agreement of both Parties.

2.6.

Yissum shall have the right of first offer to conduct any additional research external to the Company not included in the Research Program, which may be required by the Company to develop a Product, provided that there are employees of the University competent and available to perform such additional research; provided further, that the Company may ultimately decide to conduct the research internally or to select another external partner based on economic, regulatory or any other scientific or business reasons.

2.7.

For the avoidance of doubt, nothing herein shall prevent Yissum or the University or the Researcher from obtaining further finance or grants from other entities for research regarding the Licensed Technology, provided that such entities shall not be granted rights in the Research or Research Results prejudicial to the rights granted to the Company in this Agreement, provided further, that the Company has been informed of such finance with sufficient prior notice and has not withheld consent for strategic reasons.

2.8.	The Research Results shall automatically be included in the Licensed Technology.

2.9.

Within sixty (60) days of the end of each six (6) months of the Research Program, Yissum shall present the Company with a written report from the Researcher summarizing the results, progress, significant findings and/or major issues of the Research during the preceding six (6) months.

2.10.

Nothing contained in this Agreement shall be construed as a warranty on the part of Yissum that any results or inventions will be achieved by the Research, or that the Research Results, if any, are or will be commercially exploitable. Yissum makes no warranties whatsoever as the commercial or scientific value of the Research Results.

2.11.

The Company and the Researcher represent that any consulting-like agreement executed between the Company and Researcher prior to the Effective Date, and/or any grant of benefits of any kind by the Company to the Researcher prior to the Effective Date have been disclosed to Yissum. Furthermore, should the Company choose to (i) retain the services of the Researcher or any other employee of the University as a consultant in connection with the Research or the License; or (ii) grant any benefit, including but not limited to, cash payments or securities of any kind, to the Researcher or any other employee of the University, it shall do so only through a written agreement executed between the Company and Yissum. Any consulting agreement will require, among other things, that any intellectual property rights generated under such agreement will be governed by the terms of this Agreement.

3.	The License

3.1.

Subject to the full performance by the Company of its obligations in accordance with this Agreement, Yissum hereby grants the Company an exclusive license, with a right to sublicense as provided for herein below, to make commercial use of the Licensed Technology, in order to develop, manufacture, market, distribute or sell a Product, all within the Field and the Territory only, subject to and in accordance with the terms and conditions of this Agreement (the “License”).

Notwithstanding the provisions of section 3.1, above, Yissum, on behalf of the University, shall retain the right (i) to make, use and practice the Licensed Technology for the University's own internal research, educational and clinical purposes; (ii) to license or otherwise convey to other academic and not-for-profit research organizations, for no charge other than shipping fees, the Licensed Technology for use in non-commercial research; and (iii) to license or otherwise convey to any organization the Licensed Technology, or any part thereof, for research and development relating to commercial applications outside the Field.

4.	Term of the License

The License shall end, if not earlier terminated pursuant to the provisions of this Agreement, on a country-by-country basis, upon the later of: (i) the date of expiration of the last valid Licensed Patent included in the Licensed Technology; (ii) the end of any exclusivity on the Product granted by a regulatory or government body; or (iii) the end of a period of 15 years from the date of the First Commercial Sale. Should the periods referred to in subsections (i) or (ii) expire prior to 15 years from the date of the First Commercial Sale in a particular country or countries, the license in that country or those countries shall be deemed a license to the Know-How. At the end of the later of the periods set forth above, the Company shall have a fully-paid non-exclusive license to the Licensed Technology. The Company shall have an irrevocable option to obtain an exclusive license to the Licensed Technology by agreeing to pay Yissum fifty percent (50%) of the consideration set forth in section 7.2 and 7.5, below.

5.	Development and Commercialization

5.1.

The Company undertakes, at its own expense, to use its best efforts to carry out the development, regulatory, manufacturing and marketing work necessary to develop and commercialize Products in accordance with a written plan and timetable for the development and the commercialization of Products a copy of which is attached to this Agreement as Appendix C. The Development Plan may be modified from time to time by the Company as reasonably required in order to achieve the commercialization goals set forth above, upon Yissum’s approval, which shall not be unreasonably denied, conditioned or delayed. All terms and conditions of the License and this Agreement shall apply to the modified Development Plan and subsequent Development Results.

5.2.

The Parties shall establish a steering committee (the “Committee”) to oversee the exercise of the License including the Company’s development efforts. Each Party shall be entitled to designate two representatives to the Committee (the “Representatives”), which shall meet at least once every six (6) months. The Representatives shall be bound by the confidentiality arrangements set out in this Agreement. The Company shall consult with Yissum, via Yissum's Representatives, in respect of significant decisions related to the exercise of the License. For the avoidance of doubt, the Committee shall be a forum for the exchange of information between the Parties with respect to the foregoing matters, shall act only in an advisory capacity and shall not have decision-making powers.

The Company shall (i) prepare and provide to Yissum via Yissum's Representatives with periodic written reports (“Development Reports”) not less than once per every six (6) months from the Effective Date concerning all material activities undertaken in respect of the exercise of the License, (ii) keep Yissum informed via Yissum's Representatives on a timely basis concerning all material activities and changes to the Development Plan undertaken in respect of the exercise of the License, and (iii) at Yissum's reasonable request, from time to time, provide Yissum with further information relating to the Company’s activities in exercise of the License. The Development Reports shall include a summary of the Development Results and any other related work effected by the Company or by any Affiliate or Sublicensee during the six month period prior to the report. Development Reports shall also set forth a general assessment regarding the achievement of any milestones; the projected – or actual – completion date of the development of a Product and the marketing thereof; sales forecasts, if any have been made in the regular course of the Company's business; a description of any corporate transaction involving the Products or the Licensed Technology; and shall detail all proposed changes to the Development Plan, including the reasons therefore.

5.3.	The Company shall pursue the development and registration of commercially reasonable indications or uses of the Product in the Field.

In the event that the Company shall decide not to pursue the development of a particular indication or use of the Product, the Company shall use its best commercial efforts to sublicense the particular indication or use of the Product.

5.4.

Upon completion of the development of any Product, the Company undertakes to perform all commercially reasonable actions necessary to maximize Net Sales of such Product on a regular and consistent basis. Payments of the License Maintenance Fee as set forth in section 7, below, shall not release the Company from its obligation as stated in this section.

If the Company shall not commercialize the Products within a reasonable time frame, unless such delay is caused by (i) the requirements of a regulatory authority; (ii) force majeure; or (iii) unless the Company and Yissum have agreed in writing to amend the Development Plan, Yissum shall notify the Company in writing of the Company's failure to meet its obligations of diligence and shall allow the Company ninety (90) days to cure its failure of diligence. The Company's failure to cure within such ninety(90) day period to Yissum's reasonable satisfaction shall be a material breach of this Agreement.

6.	Sublicenses

6.1.

The Company shall be entitled to grant a Sublicense only after obtaining Yissum's written approval regarding the identity of the Sublicensee and all material terms and conditions of the Sublicense, which approval shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, an agreement with a subcontractor in which the Company must grant the subcontractor the right to make use of the Licensed Technology on behalf of the Company, and for which use the Company is required to pay or otherwise compensate the subcontractor shall not be considered a Sublicense for purposes of this section 6.1.

6.2.

Upon submission of its request to obtain the written consent of Yissum to a Sublicense, the Company shall fully disclose and submit to Yissum all documentation relating to the Sublicense, adequately disclose to Yissum any other business connection which it now has or is in the process of forming with the Sublicensee which may reasonably effect the decision of the Company regarding terms and conditions of the Sublicense; and shall notify Yissum in writing, whether a proposed Sublicensee is an Affiliate or is otherwise related to the Company. In addition, the Company shall provide Yissum with an executed copy of the Sublicense within ten (10) days of its execution.

6.3.

If the Company is unable or unwilling to serve or develop a potential market or market territory for which there is another party willing to be a sublicensee, the Company will, at Yissum's request, negotiate in good faith a sublicense with such party.

6.4.	Any Sublicense shall be dependent on the validity of the License and shall terminate upon termination of the License.

6.5.

The Company shall ensure that any Sublicense shall include material terms that bind the Sublicensee to observe the terms of this Agreement, including, but not limited to, section 14, below, the breach of which terms shall be a material breach resulting in the prompt termination of the Sublicense. In such an event, the Company undertakes to take all reasonable steps to enforce such terms upon the Sublicensee, including the termination of the Sublicense. In all cases, the Company shall immediately notify Yissum of any breach of the material terms of a Sublicense, and shall copy Yissum on all correspondence with regard to such breach.

6.6.

The Company shall require any Sublicensee to provide it with royalty reports that include at least the detail that the Company is required to produce pursuant to section 8.2, below. Upon request, the Company shall produce such reports to Yissum.

6.7.

Any act or omission of the Sublicensee which is not promptly remedied by the Company or the Sublicensee and which would have constituted a breach of this Agreement by the Company had it been an act or omission of the Company, and which the Company has not made best efforts to promptly cure, including termination of the Sublicense, shall constitute a breach of this Agreement by the Company.

6.8.	For the avoidance of any doubt it is hereby declared that under no circumstance whatsoever shall a Sublicensee be entitled to grant the Sublicense or any part thereof to any third party.

7.	License Considerations

7.1.	For the purpose of this Section 7, the following capitalized terms shall have the meanings appearing alongside them, unless provided otherwise:

7.1.1.

"Class I Products" shall mean any product, product component, production supplement, process or service (a) that comprises, contains, incorporates or developed using the Licensed Technology or any part thereof, or that uses the Licensed Technology as a basis for subsequent modifications that are standard in drug development including, without limitation, the construction of pro-drugs, and modified compounds based on the Licensed Technology that work essentially in a physiologically analogous manner to the Licensed Technology; and (b) that, but for the License granted in this Agreement, would infringe any Valid Claim of a Licensed Patent.

7.1.2.

"Class II Products" shall mean any product, product component, production supplement, process or service (a) that comprises, contains, incorporates or developed using the Licensed Technology and the Development Results or any part thereof, or that uses the Licensed Technology and the Development Results as a basis for subsequent modifications that are standard in drug development including, without limitation, the construction of pro-drugs, and modified compounds based on the Licensed Technology that work essentially in a physiologically analogous manner to the Licensed Technology; and (b) that, but for the License granted in this Agreement, would infringe both (i) any Valid Claim of a Licensed Patent; and (ii) any Valid Claim of the Company's patent or any Valid Claim of a third party patent to which the Company is required to license as part of developing, using, manufacturing or commercializing such product.

7.1.3.

"Class III Products" shall mean any product, product component, production supplement, process or service that comprises, contains, incorporates or developed using the Know How or any part thereof provided that such product, component, production supplement, process or service was sold or provided, as applicable, in countries where there are no Licensed Patents and/or where the date of expiration of the last Valid Claim of the Licensed Patent has passed.

7.2.	In consideration for the grant of the License, the Company shall pay Yissum the following considerations:

7.2.1.	Royalties in the amounts of:

7.2.1.1.	four and a half percent (4.5%) of Net Sales of Class I Products.

7.2.1.2.	three percent (3%) of Net Sales of Class II Products.

7.2.1.3.	one and a half percent (1.5%) of Net Sales of Class III Products.

(Collectively: the “Royalties”).

7.3.

An annual license maintenance fee, to be paid by the Company to Yissum beginning on the sixth year anniversary of the Effective Date and each anniversary thereafter (the "License Maintenance Fee") within 30 (thirty) days after the end of each calendar year. The annual License Maintenance Fees shall be thirty thousand US Dollars ($30,000) in the first year, and shall increase each year by thirty percent (30%) of the immediately preceding year recent year each year (i.e. $39,000 in the second year, $50,700 in the third year, $65,910 for the fourth year etc.) up to a maximum of one hundred thousand US Dollars ($100,000) per year The License Maintenance Fee is non-refundable, but may be credited each year against Royalties payable on account of Net Sales made during that year.

7.4.	The Company shall pay Yissum the following amounts in connection with the achievement of the following milestones (whether by the Company or a Sublicensee):

For Class I Products:

Milestone	Payment
upon IND/IMPD (EU equivalent to IND) submission	One hundred thousand US Dollars ($100,000)
upon first patient enrolled in Phase I	One hundred thousand US Dollars ($100,000)
upon first patient enrolled in Phase II.	Three hundred and fifty thousand US Dollars ($350,000)
upon first patient enrolled in Phase III	One million US Dollars ($1,000,000)
upon each of EMEA or FDA acceptance of an MAA/NDA	One million US Dollars ($1,000,000)
upon First Commercial Sales outside the US and EU	One million US Dollars ($1,000,000)
upon First Commercial Sale in the US	Three million US Dollars ($3,000,000)
upon First Commercial Sale in EU	Two million US Dollars ($2,000,000)

For Class II Products and Class III Products:

Milestone	Payment
upon IND/IMPD (EU equivalent to IND) submission	Sixty thousand US Dollars ($60,000)
upon first patient enrolled in Phase I.	Ninety thousand US Dollars ($90,000)
upon first patient enrolled in Phase II	Two hundred and fifty thousand US Dollars ($250,000)
upon first patient enrolled in Phase III	Five hundred thousand US Dollars ($500,000)
upon each of EMEA or FDA acceptance of an MAA/NDA	Five hundred thousand US Dollars ($500,000)
upon First Commercial Sale outside the US and EU	Five hundred thousand US Dollars ($500,000)
upon First Commercial Sale in the US	Two million US Dollars ($2,000,000)
upon First Commercial Sale in EU	One million and five hundred thousand US Dollars ($1,500,000)

7.5.	Sublicense fees in the amounts of (“Sublicense Fees”):

7.5.1.	eighteen percent (18%) of Sublicense Considerations with respect to Class I Products.

7.5.2.	twelve percent (12%) of Sublicense Considerations with respect to Class II Products.

7.5.3.	six percent (6%) of Sublicense Considerations with respect to Class III Products.

7.6.

Equity consideration in the amount of eight percent (8%) ordinary shares of the Company, on a fully diluted basis as of date of issuance (“Equity Consideration”). Upon the Effective Date, any shares which were placed in escrow by virtue of a Memorandum of Understanding signed between the Parties on August 22, 2010 will be released to Yissum. In the event of an initial public offering, the Researcher and Yissum agree that this stock shall be subject to standard lock-up provisions (if any) under contract or any applicable law and other provisions and regulations that may apply to such public offering. The Researcher and Yissum undertake to execute all applicable documents with respect thereof. The Parties hereby agree, and the articles of association of the Company shall clearly indicate that, the above mentioned shares shall be freely transferable by Yissum to Researcher, upon notice from Yissum, and such transfer shall not be subject any approval or consent of the Company or any of its shareholders.

Notwithstanding the foregoing, in the event that during the Research Period, the Parties shall jointly decide to terminate the development of the Licensed Technology due to economic, technical, scientific and/or regulatory reasons ("Termination Reasons") and Yissum shall not offer the Company alternative technology developed by Yissum with comparable value, then 50% of the shares constituting the Equity Consideration issued to Yissum as set forth above shall become deferred shares of the Company.

8.	Reports and Accounting

8.1.	The Company shall give Yissum written notice of any Sublicense Consideration received or First Commercial Sale made within 30 days of such event.

8.2.

One (1) month after the end of each calendar quarter commencing from the earlier of (i) the First Commercial Sale by the Company or an Affiliate; or (ii) the grant of a Sublicense or receipt of Sublicense Consideration, the Company shall furnish Yissum with a quarterly report ("Periodic Report") detailing the total sales effected or Sublicense Consideration received during the preceding quarter and the total Royalties and Sublicense Fees due to Yissum in respect of that period. Once the events set forth in sub-section (i) or (ii), above, have occurred, Periodic Reports shall be provided to Yissum whether or not Royalties and Sublicense Fees are payable for a particular calendar quarter. The Periodic Reports shall contain full particulars of all sales made by the Company, Affiliates or Sublicensees and of all Sublicense Consideration received, including a breakdown of the number and type of Products sold, discounts, returns, the country and currency in which the sales were made, invoice dates and all other data enabling the Royalties and Sublicense Fees payable to be calculated accurately.

8.3.

On the date prescribed for the submission of each Periodic Report, the Company shall pay the Royalties and Sublicense Fees due to Yissum for the reported period. All payments under this Agreement shall be computed and paid in US dollars, using the appropriate foreign exchange rate reported in the Wall Street Journal on the last working day of the calendar quarter. Payment of Value Added Tax – or of any analogous foreign tax, charge or levy (if charged), applicable to the sale of Products shall be added to each payment in accordance with the statutory rate in force at such time. All payments shall be made without withholding of taxes. Payments may be made by check or by wire transfer to the following account:

Bank Name:

Branch Name:

Account Number:

Swift Code:

8.4.

The Company shall keep, and shall require its Affiliates and Sublicensees to keep, full and correct books of account in accordance with Generally Accepted Accounting Principles as required by international accounting standards enabling the Royalties and Sublicense Fees to be calculated accurately. Starting from the first calendar year after the First Commercial Sale, or the first grant of a Sublicense, whichever occurs first, an annual report, authorized by a certified public accountant, shall be submitted to Yissum within 90 days of the end of each calendar year, detailing Net Sales and Sublicense Considerations, Royalties and Sublicense Fees, both due and paid (the “Annual Reports”). The Annual Reports shall also include the Company's sales and royalty forecasts for the following calendar year, if available.

The Company shall, and shall require and cause its Affiliates and Sublicensees to, retain the such books of account for five (5) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for five (5) years after the end of the calendar year in which such termination becomes effective.

8.5.

Yissum will either (i) allow the Company a credit against future Royalties or Sublicense Fees to be paid for Royalties or Sublicense Fees previously paid on account of Net Sales or Sublicense Considerations, as appropriate, that were reported as bad debts in the Company's annual audited financial statements; or (ii) if such bad debts are recorded by the Company in its annual audited financial statement after the Company's obligation to pay Royalties and/or Sublicense Fees has ceased, Yissum shall repay any Royalties or Sublicense Fees received on account of Net Sales and/or Sublicense Fees that were reported as bad debts by the Company.

8.6.

Yissum shall be entitled to appoint not more than two (2) representatives who must be independent certified public accountants or such other professionals as appropriate (the “Representatives”) to inspect once annually during normal business hours the Company’s, its Affiliates’ and Sublicensee's books of account, records and other relevant documentation to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, provided that Yissum shall coordinate such inspection with the Company, Affiliate and Sublicensee (as the case may be) in advance. In addition, Yissum may require that the Company, through the Representatives, inspect during normal business hours the books of account, records and other relevant documentation of any Sublicensees, to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, and the Company shall cause such inspection to be performed. The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the Representatives deliver the results of the audit. Any underpayment shall be subject to interest in accordance with the terms of section 8.7, below. In the event that any inspection as aforesaid reveals any underpayment by the Company to Yissum in respect of any year of the Agreement in an amount exceeding five percent (5%) of the amount actually paid by the Company to Yissum in respect of such year, then the Company shall pay the cost of such inspection.

8.7.	Any sum of money due Yissum which is not duly paid on time shall bear interest from the due date of payment until the actual date of payment at the rate of LIBOR plus five percent (5%).

9.	Ownership

9.1.

All rights in the Licensed Technology shall be solely owned by Yissum, and the Company shall hold and make use of the rights granted pursuant to the License solely in accordance with the terms of this Agreement.

9.2.

All rights in the Development Results shall be solely owned by the Company, except to the extent that an employee of the University, including, but not limited to, the Researcher, is properly considered an inventor of a patentable invention arising from the Development Results, in which case such ownership shall be held jointly by the Company and Yissum, as appropriate.

9.3.

Notwithstanding, Yissum will have the exclusive right to sublicense such jointly owned Development Results outside the Field upon the prior written approval of the Company (which approval shall not be unreasonably withheld), provided that Yissum shall pay the Company eighteen percent (18%) of any consideration received by Yissum from any third party in connection with such jointly owned Development Results outside the Field.

10.	Patents

10.1.

Within sixty (60) days of the execution of this Agreement, the Company shall reimburse Yissum for all previous documented expenses and costs relating to the registration and maintenance of the Licensed Patents listed in Appendix A, where evidence of all such expenses and costs in the form of invoices and documents shall be provided to the Company upon its request (the "Historical Patent Costs"). Should the Company exercise its right pursuant to Section 10.8 below, prior to the payment of Historical Patent Costs, in respect to any of the Licensed Patents, then the Company shall not be liable to pay the relevant portion of the Historical Patent Costs in respect thereto to Yissum.

10.2.

Yissum, in consultation with the Company, shall be responsible for the filing, prosecution and maintenance of the Licensed Patents in the Territory, at the Company’s expense (the "Ongoing Patent Costs"). Each application and every patent registration shall be made and registered in the name of Yissum or, if an employee of the Company has an inventive part in a particular invention, jointly in the name of Yissum and the Company (the "Joint Patents"). Where patents arise from the Development Results, such patents shall be registered in the name of the Company, unless an employee of the University is properly to be considered an inventor, in which case the patents shall be registered jointly in the names of the Company and Yissum (the "Development Results Joint Patents"). The Company agrees to have Yissum's patent counsel directly bill the Company for such expenses and shall directly pay such bills in accordance with patent counsel's directions.

10.3.

Subject to the above, the Parties shall consult and make every effort to reach agreement in all respects relating to the manner of making applications and registering the patents, including the time of making the applications, the countries where applications will be made and all other particulars relating to the registration and maintenance of the Licensed Patents. Notwithstanding the foregoing, Yissum reserves the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents.

10.4.

The Parties shall assist each other in all respects relating to the preparation of documents for the registration of any patent or any patent-related right upon the request of the other Party. Both Parties shall take all appropriate action in order to assist the other to extend the duration of a Licensed Patent or obtain any other extension obtainable under law, to maximize the scope of the protection afforded by the Licensed Patents.

10.5.

The Company shall give Yissum immediate notice of any approach made to it by a patent examiner or attorney in connection with any matter that is the subject matter of this Agreement. The Company shall only reply to such approaches after consultation with Yissum and subject to its consent.

10.6.

The Company, its Affiliates and Sublicensees shall mark all products covered by one or more of the Licensed Patents with patent numbers (or the legend "patent pending") in accordance with the statutory requirements in the country or countries of manufacture, use and sale. The Company shall ensure that its Sublicensee complies with the provisions of this section.

10.7.

If at any time during the term of this Agreement the Company decides that it is undesirable, as to one or more countries, to prosecute or maintain any patents or patent applications within the Licensed Patents, it shall give at least sixty (60) days written notice thereof to Yissum, and upon the expiration of the sixty (60) day notice period (or such longer period specified in the Company's notice) the Company shall be released from its obligations to bear the expenses to be incurred thereafter as to such patent(s) or patent application(s). Thereafter, such patent(s) or application(s) shall be deleted from the Licensed Technology and Yissum shall be free to grant rights in and to such patents or patent applications in such countries to third parties, without further notice or obligation to the Company, and the Company shall have no rights whatsoever to exploit such patents or patent applications.

10.8.

Upon the execution of this Agreement, the Company shall execute a letter of assignment concerning its interest in any Joint Patents and Development Results Joint Patents that will provide that such interest will be irrevocably and automatically assigned to Yissum in the event that (i) the Company passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within sixty (60) days; or (ii) a receiver or liquidator is appointed for the Company; or (iii) the Company enters into winding up or insolvency or bankruptcy proceedings; or (iv) the Company ceases operations; or (v) the Company fails to pay the expenses of the prosecution or maintenance of any Joint Patents and/or Development Results Joint Patents ; provided that in any such events Yissum shall pay the Company eighteen percent (18%) of any consideration received by Yissum from any third party in connection with the Development Results Joint Patents.

10.9.

The foregoing does not constitute an obligation or warranty on the part of Yissum that any patent or patent registration application will indeed be made or registered or be registerable in respect of the Licensed Technology or any part thereof, nor shall it constitute an obligation, warranty, or declaration on the part of Yissum that a registered patent will afford due protection. For the avoidance of doubt, the provisions of this Agreement and of Appendix A do not constitute a representation or warranty on the part of Yissum regarding the validity of or the protection afforded by any of the patents or patent registration applications detailed in Appendix A, and Yissum hereby expresses that it has made no examination as to the validity of the Licensed Patents..

11.	Patent Rights Protection

11.1.

The Company and Yissum shall each inform the other promptly in writing of any alleged infringements by a third party of the Licensed Patents in the Territory, together with any available written evidence of such alleged infringement.

11.2.

The Company, its Affiliate or Sublicensee shall have the right to prosecute in its own name and at its own expense any infringement of such Licensed Patents. Before the Company, its Affiliate or its Sublicensee commences an action with respect to any infringement, the Company shall give careful consideration to the views of Yissum in making its decision whether or not to sue and, if relevant, make these views known to its Affiliate or Sublicensee. The Company (or its Affiliate or Sublicensee, where relevant) shall keep Yissum reasonably apprised of all developments in the action and shall seek Yissum's input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity or enforceability of the Licensed Patents.

11.3.

If the Company, its Affiliate or its Sublicensee elects to commence an action as described above and Yissum is a legally indispensable party to such action, Yissum, at the Company's expense, may be joined as a co-plaintiff. Regardless of whether Yissum is a legally indispensable party, Yissum, to the extent permitted by law, and at its own cost, may elect to join the action as a co-plaintiff and shall jointly control the action with the Company, its Affiliate or its Sublicensee. Irrespective of whether Yissum joins the action it shall provide reasonable cooperation to the Company, its Affiliate or its Sublicensee. The Company shall reimburse Yissum for any costs it incurs as part of an action brought pursuant to this section where Yissum has not elected to join the action as a co-plaintiff.

11.4.

If the Company, its Affiliate or its Sublicensee does not bring an action against an alleged infringer pursuant to section 11.2, above, or has not commenced negotiations with said infringer for discontinuance of said infringement within ninety (90) days after learning of said infringement, Yissum shall have the right, but not the obligation, to bring an action for such infringement. If the Company has commenced negotiations with said infringer for the discontinuance of said infringement with such ninety (90) day period, the Company shall have an additional period of ninety (90) days from the end of the first ninety (90) day period to conclude its negotiations before Yissum may bring an action for said infringement.

11.5.

No settlement, consent judgment or other voluntary disposition of an infringement suit may be entered without the consent of Yissum, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, should Yissum bring an action as set forth in section 11.4, above, it shall have the right to settle such action by licensing the Licensed Technology, or part of it, to the alleged infringer.

11.6.

Any award or settlement payment resulting from an action initiated with this section 11 shall be utilized, first to effect reimbursement of documented out-of-pocket expenses incurred by both Parties in relation to such legal action, and thereafter shall be paid to the Company and shall be deemed Sublicense Consideration received under this Agreement.

11.7.

If either Party commences an action and then decides to abandon it, such Party will give timely notice to the other Party. The other Party may continue the prosecution of the suit after both Parties agree on the sharing of expenses.

11.8.

The Company shall use its best efforts at its own expense to defend any action, claim or demand made by any entity against the Company or Yissum in connection with rights in the Licensed Technology or the Licensed Patents relating thereto. Each Party shall notify the other immediately upon learning of any such action, claim or demand as aforesaid.

12.	Confidentiality

12.1.

Each Party warrants and undertakes that during the term of this Agreement and subsequent thereto, it shall maintain full and absolute confidentiality, and shall also be liable for its officers or employees or representatives maintaining absolute confidentiality, concerning all information, details and data which is in or comes to its knowledge or that of its officers, employees, representatives or any person acting on its behalf directly or indirectly relating to the Research, the Licensed Technology, Yissum, the University, the Researcher and their employees or the Company. Each Party undertakes not to convey or disclose anything in connection with the foregoing to any entity without the prior written permission of the disclosing Party.

12.2.

The obligation contained in this section shall not apply to: (i) information which is in the public domain as of the date of this Agreement or hereafter comes into the public domain through no fault of the receiving Party, its officers, employees, representatives or persons acting on its behalf; (ii) information which the receiving Party can establish by competent proof was already in its possession at the time of its receipt and was not acquired directly or indirectly from the other party, and (iii) information received from third parties who were lawfully entitled to disclose such information.

12.3.

Notwithstanding the above, the receiving party may disclose details and information to its officers, employees, representatives or persons acting on its behalf, Affiliates and Sublicensees, as necessary for the performance of its obligations pursuant to this Agreement, provided that it procures that such parties execute a confidentiality agreement substantially similar in content to this section 12.

12.4.

Without prejudice to the foregoing, the Company shall not mention the name of the University or Yissum, unless required by law, in any manner or for any purpose in connection with this Agreement, the subject of the Research or any matter relating to the Licensed Technology, without obtaining the prior written consent of Yissum.

12.5.	Yissum shall procure that the Researcher and any other person connected with it with regard to the License execute a confidentiality agreement substantially similar in content to this section 12.

12.6.

As a precondition to any Sublicense, the Company shall ensure that the Sublicensee procures that the Sublicensee's officers, employees, representatives or persons acting on the Sublicensee's behalf are bound by a written confidentiality agreement substantially similar in content to this section 12.

12.7.	The provisions of this section shall be subject to permitted publications pursuant to section 13, below.

12.8.

The provisions of this Section 12 shall in no event prevent the Company, its Affiliates and Sublicensees from disclosing any Licensed Technology to regulatory authorities or other governmental agencies in support of any application for regulatory approvals or any amendments thereof for Licensed Products and whenever required under any applicable law, nor will they prevent the Company from disclosing the terms hereof in the course of due diligence inquiries by potential investors, subject to execution of standard confidentiality undertakings. A disclosure by the receiving Party of confidential information in response to a valid order by a court or other governmental body, or as otherwise required by law, and to such extent necessary, shall not be considered to be a breach of this Agreement, provided, however, that the receiving Party shall provide the disclosing Party with prompt prior written notice such order or requirement.

13.	Publications

13.1.

Yissum shall ensure that no publications in writing, in scientific journals or orally at scientific conventions relating to the Research ,the Licensed Technology, the Development Plan, the Development Results or the Product, which are subject to the terms and conditions of this Agreement, are published by it or its Researcher, without first seeking the written consent of the Company.

13.2.

The Company undertakes to reply to any such request for publication by Yissum within 45 days of its receipt of a request in connection with the publication of articles in scientific journals, and within 7 days of its receipt of a request in connection with article abstracts. The Company may only decline such an application upon reasonable grounds, which shall be fully detailed in writing.

13.3.

Should the Company decide to object to publication as provided in sub-section 13.2, publication shall be postponed for a period of not more than three (3) months from the date the publication was sent to the Company to enable the filing of patent applications (or other intellectual property rights protection) or the removal of the Company’s confidential information, after which publication will be automatically permitted.

13.4.	The provisions of this section shall not prejudice any other right, which Yissum has pursuant to this Agreement or at law.

13.5.

For the avoidance of doubt, the provisions of this section in connection with the prohibition against publication shall not apply to internal publication made in the University for the Researcher and University employees provided that such persons are subject to written obligations of confidentiality substantially similar to those set forth in section 12.

14.	Representations, Liability and Indemnity

14.1.	Yissum makes the following representations as of the execution of this Agreement:

14.1.1.	Yissum is the assignee and, subject to the accuracy of the notice of invention filed by the Researcher with Yissum, the sole owner of the Licensed Patents and Know-How.

14.1.2.	Yissum has not granted any rights to any third party to develop or commercialize the Licensed Technology in the Field.

14.1.3.

Yissum has no knowledge of any letter of demand, legal suit or proceeding issued or initiated by a third party against it contesting the ownership of the Licensed Patents or the validity of the Licensed Patents, or claiming that the practice of the Licensed Patents or the Licensed Technology would infringe the rights of such third party.

14.1.4.	Yissum has not authorized the Researcher to engage in activities or incur any obligations that it believes are inconsistent with the License to be granted to the Company.

14.1.5.

Yissum has not granted any rights to third parties in additional patents, excluding the Licensed Patents, that have been developed by the Researcher, including jointly with others, which may be reasonably considered as directly commercially competitive within the Field with the technology described in the Licensed Patents.

14.2

TO THE EXTENT PERMITTED BY THE APPLICABLE LAW, YISSUM MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO THE LICENSED TECHNOLOGY. IN PARTICULAR, YISSUM MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. IN ADDITION, NOTHING IN THIS AGREEMENT MAY BE DEEMED A REPRESENTATION OR WARRANTY BY YISSUM AS TO THE VALIDITY OF ANY OF THE PATENTS OR THEIR REGISTRABILITY OR OF THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE LICENSED TECHNOLOGY. YISSUM HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY PRODUCT OR SERVICE. YISSUM SHALL HAVE NO LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (i) THE PRODUCTION, MANUFACTURE, USE, PRACTICE, LEASE, OR SALE OF ANY PRODUCT OR SERVICE; (ii) THE USE OF THE LICENSED TECHNOLOGY; OR (iii) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING.

14.3.

The Company shall be liable for any loss, injury or damage whatsoever caused to its employees or to any person acting on its behalf or to the employees of Yissum or to any person acting on its behalf or the Researcher and his/her team, or to any third party by reason of the Company's acts or omissions pursuant to this Agreement or by reason of any use made of the Licensed Technology, the Development Results or any Product, except where such loss, injury or damage resulted from the gross negligence or willful misconduct of Yissum or any of its employees, including the Researcher and his/her team.

14.4.

The Company undertakes to compensate, indemnify, defend and hold harmless Yissum or any person acting on its behalf or any of its employees, consultants or representatives or the University or the Researcher and his/her team (herein referred to as “Indemnitees”) against any liability including, without limitation, product liability, damage, loss or expenses, including reasonable legal fees and litigation expenses, incurred by or imposed upon the Indemnitees by reason of its acts or omissions or which derive from its use, development, manufacture, marketing, sale or sublicensing of any Product or Licensed Technology, except where such liability resulted from the gross negligence or willful misconduct of Indemnitees.

14.5.

The Company shall procure and maintain, at its sole cost and expense, policies of comprehensive general liability insurance in amounts not less than (i) $5,000,000 per incident and $5,000,000 annual aggregate during the period that any Product is being tested in clinical trials prior to commercial sale; and (ii) $10,000,000 per incident and $20,000,000 annual aggregate during the period that any Product is being commercially distributed or sold. Such policy shall name the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for the Company's indemnification obligations under this section 14. If the Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of a $250,000 annual aggregate), such self-insurance program shall include assets or reserves which have been actuarially determined for the liabilities associated with this Agreement and must be reasonably acceptable to Yissum.

The minimum amounts of insurance coverage required above shall not be construed to create a limit of the Company's liability with respect to its indemnification obligations under this section 14.

14.6.

The Company shall provide Yissum with written evidence of such insurance upon request. The Company shall provide Yissum with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. If the Company does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Yissum shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

14.7.

The Company shall maintain, at its own expense, liability insurance as set forth in section 14.4, above, beyond the expiration or termination of this Agreement as long as a Product relating to or developed pursuant to this Agreement is being commercially distributed or sold by the Company, an Affiliate or a Sublicensee.

15.	Termination of the Agreement

15.1.	Without prejudice to the Parties’ rights pursuant to this Agreement or at law, either Party may terminate this Agreement by written notice to the other in any of the following cases:

15.1.1.

Immediately upon such written notice, if: (i) the other Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within 60 days; or (ii) a receiver or liquidator is appointed for the other Party; or (iii) the other Party enters into winding up or insolvency or bankruptcy proceedings. Each of the Parties undertakes to notify the other within seven days if any of the abovementioned events occur.

15.1.2.	Upon breach of this Agreement, where such breach has not been remedied within thirty (30) days from the breaching Party's receipt of the written notice.

15.2.	The Company shall be entitled to terminate this Agreement for the Termination Reasons set forth in Section 7.6 above upon sixty (60) days prior written notice.

15.3.

In addition to the above, and without prejudice to Yissum’s rights pursuant to this Agreement or at law, Yissum shall be entitled to terminate this Agreement immediately upon written notice to the Company in the following circumstances:

15.3.1.	Unauthorized early termination by the Company of the Research Program or failure to pay the Research Fee as set forth in section 2.3., above.

15.3.2.	Non-performance or a delay of over than 90 days in the performance of the Development Plan.

15.3.3.

If an attachment is made over the Company's assets or if execution proceedings are taken against the Company and the same are not set aside within 60 days of the date the attachment is made or the execution proceedings are taken.

15.3.4.	Uncured lapse of insurance coverage under section 14.6 above;

15.3.5.	Failure to defend against third party claims as required under section 11 above;

15.3.6.	A claim by the Company, made in any forum, claiming that one or more of the Licensed Patents are invalid or unenforceable; or

15.4.

Upon termination of this Agreement for any reason other than the expiration of its term, the License shall terminate, the Licensed Technology and all rights included therein shall revert to Yissum, and Yissum shall be free to enter into agreements with any other third parties for the granting of a license or to deal in any other manner with such right as it shall see fit at its sole discretion.

The Company shall return or transfer to Yissum, within 14 days of termination of the License, all material, in soft or hard copy, relating to the Licensed Technology or Products connected with the License, and it may not make any further use thereof. In case of termination as set out herein, the Company will not be entitled to any reimbursement of any amount paid to Yissum under this Agreement. Yissum shall be entitled to conduct an audit in order to ascertain compliance with this provision and the Company agrees to allow access to Yissum or its representatives for this purpose.

15.5.

Upon the termination of the Agreement for any reason other than the expiration of its term or the uncured breach by Yissum (as set forth in section 15.1.2 above), the Company shall transfer and assign to Yissum all of the Development Results (including, for the avoidance of doubt, the Company's rights and title in and to the Development Results Joint Patents) and any information and documents, in whatever form, relating thereto. The Company shall fully cooperate with Yissum to effect such transfer and assignment and shall execute any document and perform any acts required to do so.

In the event that the Development Results transferred and assigned to Yissum as set forth in this sub-section 15.5 shall be licensed to a third party and shall generate license fees and/or royalties and/or Sublicense fees to Yissum, then subject to the Company having complied and continuing to comply with all its obligations under this Agreement which remain in existence following termination of the License as aforesaid, Yissum shall pay to the Company 25% (twenty-five percent) of the Net Proceeds actually received by Yissum in respect of such license to third party, until such time as the Company shall have received, in aggregate, the full amount of the documented capital investment actually expended out-of-pocket by the Company in order to generate the Development Results, less any amounts received or receivable by the Company from third parties in connection with the Licensed Technology or Development Results prior to the transfer and assignment of the Development Results to Yissum, as certified by external independent auditors agreed upon by the Parties (the “Development Reimbursement”). Yissum shall pay to the Company amounts, if any, payable under this sub-section 15.5, within ninety (90) days of receipt of the relevant Net Proceeds.

For the purpose of this section, “Net Proceeds” means royalties or license fees actually received by Yissum in respect of such license with a third party (excluding funds for research and/or development at the University or payments for the supply of services) after deduction of all costs, fees and expenses incurred by Yissum in connection with such license (including, without limitation, patent costs, and all attorneys fees and expenses and other costs and expenses in connection with the negotiation and conclusion of such license).

15.6.

Notwithstanding the foregoing, neither the termination of this Agreement for any reason nor the expiration of the License shall release the Company from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement's termination or the License's expiration. In the event that the Company terminates this Agreement, it shall be required to continue paying all Ongoing Patent Expenses for those Licensed Patents in existence on the date of notice of such termination, including expenses incurred by reason of examinations and extensions, for six (6) months following the effective date of such termination.

In addition, sections 7, 8, 9, 12, 14, 15, 16 and 17 shall survive the termination of this Agreement to the extent required to effectuate the intent of the Parties as reflected in this Agreement.

16.	Law

The provisions of this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement shall be governed by Israeli law and jurisdiction shall be granted only to the appropriate court in Jerusalem.

17.	Arbitration

17.1.

Notwithstanding and in addition to the provisions of section 16, above, all differences of opinion and disputes arising between the Parties in connection with the Agreement or its interpretation or its performance or breach, shall be referred for the decision of a single arbitrator, whose identity shall be determined by mutual consent of the Parties.

17.2.

Should the Parties not reach agreement as to the identity of the arbitrator within 14 days of request by either Party for the appointment of an arbitrator, the arbitrator shall be appointed by the Chairman of the Jerusalem District Committee of the Israel Bar Association on the application of either of the Parties.

17.3.

The arbitration shall be held in Israel. The proceedings before and all documents submitted to such arbitrator shall be in the English language. The arbitrator shall not be bound by the civil procedure regulations and laws of evidence but shall base his/her decision on the substantive law of Israel and shall give grounds for his/her decision. The arbitrator shall be empowered to grant temporary injunctions and orders, which shall be enforceable in foreign jurisdictions, in accordance with section 16, above.

17.4.	The decision of the arbitrator shall be final and binding upon the Parties, and shall be enforceable in foreign jurisdictions.

17.5.	The execution of this Agreement shall constitute the execution of an Arbitration Agreement.

18.	Miscellaneous

18.1.

Relationship of the Parties. It is hereby agreed and declared between the Parties that they shall act in all respects relating to this Agreement as independent contractors and there neither is nor shall there be any employer-employee or principal-agent relationship or partnership relationship between the Company (or any of its employees) and Yissum. Each Party will be responsible for payment of all salaries and taxes and social welfare benefits and any other payments of any kind in respect of its employees and officers, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

18.2.

Assignment. The Parties may not transfer or assign or endorse their rights or duties or any of them pursuant to this Agreement to another, without the prior written consent of the Party, which consent shall not be unreasonably denied, conditioned or delayed; provided that the Company may transfer or assign or endorse such rights to a party acquiring all of the business to which this Agreement relates and provided that the assignee acknowledges in writing the terms and conditions of this Agreement and agrees to be bound by such terms and conditions.

18.3.

No waiver. The failure or delay of a Party to the Agreement to claim the performance of an obligation of the other Party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature.

18.4.

Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in drafting this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

18.5.	Legal Costs. Each Party shall bear its own legal expenses involved in the making of this Agreement.

18.6.

Disclosure of Agreements with Researcher. The Company shall disclose to Yissum any existing agreement or arrangement of any kind with the Researcher and or any representative of the Researcher, and shall not enter into any such agreement or arrangement without the prior written consent of Yissum.

18.7.

Taxes. Monetary amounts mentioned in this agreement do not include Value Added Tax (VAT). Value Added Tax, if due, on any and all payments due or payable by one Party to another Party pursuant to the terms hereof shall be paid by the paying Party against submission of appropriate tax invoice.

18.8.

Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other Party provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

18.9.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

18.10.	Binding Effect. This Agreement shall be binding upon the Parties once executed by both Parties and shall enter into force and become effective as of the later of the signature dates.

18.11.

Entire Agreement. This Agreement constitutes the full and complete agreement between the Parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both Parties.

19.	Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile or by registered mail or served personally at the following addresses:

Yissum

Yissum Research Development Company

of the Hebrew University of Jerusalem,

P.O. Box 39135,

Jerusalem 91390

Israel

The Company – Immune Pharmaceuticals Ltd.

8 Shaul Hamelech Blvd.

Amot Mishpat Building, Suite 294

Tel Aviv 64732

Israel

or such other address furnished in writing by one Party to the other. Any notice served personally shall be deemed to have been received on the day of service, any notice sent by registered mail as aforesaid shall be deemed to have been received seven days after being posted by prepaid registered mail. Any notice sent by facsimile shall be deemed to have been received by the next business day after receipt of confirmation of transmission.

IN WITNESS THE HANDS OF THE PARTIES

YISSUM		THE COMPANY

By:	/s/ Ariella Markel	By:	/s/ Daniel Teper

Name:	Ariella Markel	Name:	Dr. Daniel Teper

Title:	VP, Licensing, Biotechnology	Title:	CEO

Date:	6.4.11	Date:	10.4.11

By:	/s/ Yaachov Michlin	By:

Name:	Yaachov Michlin	Name:

Title:	President & CEO	Title:

Date:		Date:

I the undersigned, Prof. Simon Benita, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Simon Benita	10.4.11
Prof. Simon Benita	Date signed